EXHIBIT 99.1

PRESS RELEASE

                                                                Contact:
                                                              Trisha Tuntland
                                                              Director of Investor Relations
                                                              Cabot Microelectronics Corporation
                                                                 (630) 499-2600

CABOT MICROELECTRONICS CORPORATION DOUBLES QUARTERLY CASH DIVIDEND AND ANNOUNCES INTENTION TO DISTRIBUTE AT LEAST 50 PERCENT OF ANNUAL FREE CASH FLOW TO SHAREHOLDERS

Aurora, IL, March 5, 2018 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pads supplier to the semiconductor industry, today announced an update to its capital deployment strategy, which includes doubling its regular quarterly cash dividend, and its intention to distribute at least 50 percent of prior fiscal year free cash flow to shareholders on an ongoing basis through a combination of cash dividends and share repurchases.

Consistent with the company's demonstrated focus on distributing cash to its shareholders, today the company's Board of Directors declared a quarterly cash dividend of $0.40 per share on the company's common stock, representing a 100 percent increase over the prior regular quarterly cash dividend paid of $0.20 per share. This would represent a yield of approximately 1.5 percent based on today's closing stock price. The dividend will be payable on or about April 30, 2018 to shareholders of record at the close of business on March 23, 2018. The $0.40 dividend would represent an annualized rate of $1.60 per share, or approximately $40 million in aggregate, equivalent to approximately 33 percent of the company's fiscal 2017 free cash flow1.

In addition, the company intends to distribute at least 50 percent of prior fiscal year free cash flow to shareholders on an ongoing basis through a combination of cash dividends and share repurchases. This combination would represent at least $60 million, based on the company's fiscal 2017 free cash flow of approximately $120 million. As of December 31, 2017, the company had approximately $120 million of authorization remaining under its existing share repurchase program.

David Li, President and CEO of Cabot Microelectronics, stated, "Our track record of profitability and strong cash generation has enabled us to execute a balanced capital deployment strategy over the years, including organic investments, dividends, acquisitions and share repurchases. We are pleased to now significantly increase – by doubling – our regular quarterly cash dividend, and announce our intention to distribute at least 50 percent of our ongoing annual free cash flow to our shareholders through a combination of cash dividends and share repurchases. We believe this clearly demonstrates our confidence in our future performance and cash generation capabilities, as well as our continued commitment to delivering ongoing value to our shareholders. Our capital deployment priorities remain (1) investing in the organic needs of our business, (2) paying dividends, (3) executing mergers and acquisitions, and (4) repurchasing shares."

Since becoming a public company in 2000, Cabot Microelectronics has distributed approximately $760 million to shareholders through a combination of dividends and share repurchases.

Separately, as a result of the enactment of the Tax Cuts and Jobs Act ("tax act") in December 2017 in the United States, the company intends to repatriate a substantial amount of its approximately $275 million in overseas cash and short-term investments, and utilize a portion to repay its existing term loan. This repayment is expected to save approximately $4 million in interest expense on an annualized basis.

CONFERENCE CALL
Cabot Microelectronics Corporation's Annual Meeting of Stockholders will be held Tuesday, March 6, 2018, at 8:00 a.m., Central Time. The Annual Meeting will be available via live webcast and replay from the Investor Relations section of the company's website, ir.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. can dial (973) 638-3236. The conference code for the call is 6181149. A transcript of the formal comments made during the Annual Meeting will be available in the Investor Relations section of the company's website, ir.cabotcmp.com.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pads supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,150 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events; regulatory or legislative activity, including the enactment of the Tax Cuts and Jobs Act ("tax act") in December 2017 in the United States; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason by the company, based on a variety of factors; financing facilities and related debt, pay off or payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate, including the effects of tax reform in the U.S.; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2017 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2017, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

1 Free cash flow is cash provided by operating activities less capital expenditures.